Exhibit 10.1

Amendment #1 to Supply Agreement Radius Health, Inc. – Ypsomed AG
Amendment # 1 to Supply Agreement

This Amendment # 1 to Supply Agreement (“Amendment # 1”) is made by and between

Radius Health, Inc., a Delaware corporation having an address of 950 Winter Street, Waltham, MA 02451 USA
(“Radius”)

and

Ypsomed AG, Brunnmattstrasse 6, 3401 Burgdorf, Switzerland
(“Ypsomed”).

WHEREAS, Radius and Ypsomed have entered into a Supply Agreement, effective as of September 30, 2015 (“Supply Agreement”) regarding the commercial supply of a customized version of Ypsomed’s UnoPenTM injection device for use with Radius’ abaloparatide cartridges;

WHEREAS, Radius, Ypsomed and OneWorld™ DMG, LTD, 30 Technology Dr, Warren, NJ 07059, USA (“OneWorld”) have entered into a Material Transfer Agreement, effective as of 1 November 2016 under which Ypsomed provided Component Sets to Radius and OneWorld for the purpose of evaluating the potential of the development by OneWorld of training device versions of the BA058 Device (technically not capable to deliver drug substances) for patient training purposes only (“Training Device”).

WHEREAS, Radius desires to pursue the development and manufacture by OneWorld of the Training Device and requests a license from Ypsomed for this purpose.

NOW, THEREFORE, in consideration of the premises set out above and of the following mutual promises, covenants and conditions hereinafter set forth, the Parties agree as follows:

1.	All defined terms used and not otherwise defined in this Amendment # 1 have the meanings ascribed to such terms in the Agreement.

2.
Section 18.4 of the Agreement shall be renumbered as to read: Section 18.4 (a). The content of the former Section 18.4 shall continue in full force and effect under the newly numbered Section 18.4 (a).

3.	A new Section 18.4 (b) shall be integrated into the Agreement to read as follows:

“Notwithstanding any other provision in this Agreement to the contrary, Ypsomed grants to Radius a royalty-free and non-exclusive license in respect of the Ypsomed Intellectual Property Rights to the extent required for Radius (i) to have developed and manufactured the Training Device by OneWorld and (ii) to use such Training Device for training purposes in the Territory, and for no other purpose whatsoever. The license shall not include the right to manufacture or have manufactured the Components, Component Sets nor any other version of the UnoPen™. The license granted under this Section 18.4 (b) shall continue to be effective only as long as the license granted under Section 18.4 (a) of this Agreement remains effective.”

4.	All other terms and conditions of the Supply Agreement not specifically amended or modified hereby will remain in full force and effect.

5.	This Amendment # 1 shall be made effective as of the date of the last signature below.

Exhibit 10.1

IN WITNESS WHEREOF, the Parties have caused this Amendment # 1 to be duly executed by their duly authorized representatives in two original counterparts.

Radius Health, Inc.		Ypsomed AG
Date:	Feb. 2, 2017	Date:	Feb. 7, 2017
By:	/s/ Gregory C. Williams, PhD MBA	By:	/s/ Ulrike Bauer
Print Name:	Gregory C. Williams, PhD MBA	Print Name:	Ulrike Bauer
Title:	Chief Development Officer	Title:	SVP Marketing & Sales Delivery Systems
By:	/s/ David C. Hanley, PhD	By:	/s/ Frank Schiffmaun
Print Name:	David C. Hanley, PhD	Print Name:	Frank Schiffmaun
Title:	Exec. Dir., Technical Operations	Title:	Account Director